Exhibit 99.1

REPUBLIC CONTACTS

Media Inquiries:	Will Flower (954) 769-6392
Investor Inquiries:	Tod Holmes (954) 769-2387
Ed Lang (954) 769-3591

REPUBLIC SERVICES, INC. REPORTS RECORD
FIRST QUARTER EARNINGS PER SHARE OF $0.43

☐  Operating margin expands
☐  Company raises 2005 guidance

Fort Lauderdale, FL, April 28, 2005 — Republic Services, Inc. (NYSE: RSG) today reported that revenue for the three months ended March 31, 2005 increased 6.3 percent to $677.2 million compared to $637.3 million for the same period in 2004. The Company’s internal growth during this period was 5.4 percent, with 3.0 percent from price and 2.4 percent from volume. Net income for the three months ended March 31, 2005 increased 15 percent to $65.5 million, or $0.43 per diluted share, from $56.9 million, or $0.36 per diluted share last year. Operating income for the three months ended March 31, 2005 was $119.5 million compared to $110.0 million for the same period last year.

Republic Services raised its 2005 earnings guidance from a range of $1.65 – $1.70 per share to a range of $1.67 – $1.72 per share to reflect the impact of its stock repurchase program. Additionally, Republic Services increased guidance on free cash flow from $260 million to $280 million due primarily to higher deferred taxes.

Commenting on these results, James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, said, “We experienced a strong quarter. Despite record high fuel prices, we were able to expand our operating margin. I am pleased with the Company’s success in implementing its pricing strategy, together with our focus on operating efficiency and cost initiatives.”

Company Declares Quarterly Dividend

Republic also announced that its Board of Directors declared a regular quarterly dividend of $0.12 per share for shareholders of record on July 1, 2005. The dividend will be paid on July 15, 2005.

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with expansions at the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection, transfer and disposal contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company’s filings with the Securities and Exchange Commission.

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REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenue	$677.2	$637.3

Expenses:
Cost of operations	418.7	403.5
Depreciation, amortization and depletion	61.1	58.0
Accretion	3.5	3.3
Selling, general and administrative	74.4	62.5

Operating income	119.5	110.0

Interest expense, net	(17.4)	(18.7)
Other income (expense), net	3.5	0.5

Income before income taxes	105.6	91.8

Provision for income taxes	40.1	34.9

Net income	$65.5	$56.9

Basic earnings per share	$0.44	$0.36

Weighted average common shares outstanding	148.2	156.0

Diluted earnings per share	$0.43	$0.36

Weighted average common and common equivalent shares outstanding	151.0	158.4

Cash dividends per common share	$0.12	$0.06

REPUBLIC SERVICES, INC.
SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION

     The following information should be read in conjunction with the Company’s audited Consolidated Financial Statements and notes thereto appearing in the Company’s Form 10-K as of and for the year ended December 31, 2004.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, DEPLETION AND ACCRETION

     Operating income before depreciation, amortization, depletion, and accretion, which is not a measure determined in accordance with generally accepted accounting principles (GAAP), for the three months ended March 31, 2005 and 2004 is calculated as follows (in millions):

	Three months ended
	March 31,
	2005	2004

Net income	$65.5	$56.9
Provision for income taxes	40.1	34.9
Other (income) expense, net	(3.5)	(.5)
Interest expense, net	17.4	18.7
Depreciation, amortization and depletion	61.1	58.0
Accretion	3.5	3.3

Operating income before depreciation, amortization, depletion and accretion	$184.1	$171.3

     The Company believes that the presentation of operating income before depreciation, amortization, depletion and accretion is useful to investors because it provides important information concerning the Company’s operating performance exclusive of certain non-cash costs. Although depreciation, amortization, depletion and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs associated with long-lived assets acquired or constructed in prior years. Operating income before depreciation, amortization, depletion and accretion also demonstrates the Company’s ability to execute its financial strategy which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in the Company’s customer base and services provided, pursuing strategic acquisitions that augment the Company’s existing business platform, repurchasing shares of common stock at prices that provide value to the Company’s shareholders, paying cash dividends, maintaining the Company’s investment grade rating and minimizing debt.

CASH FLOW

     During the three months ended March 31, 2005, cash provided by operating activities was $166.3 million.

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     The Company defines free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from the sale of property and equipment as presented in the Company’s consolidated statement of cash flows. The Company’s free cash flow for the three months ended March 31, 2005 is calculated as follows (in millions):

Three months ended
March 31, 2005

Cash provided by operating activities	$166.3
Purchases of property and equipment	(50.2)
Proceeds from the sale of property and equipment	.5

Free cash flow	$116.6

     The Company believes that the presentation of free cash flow, which is a non-GAAP financial measure, provides useful information regarding the Company’s recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from the sale of property and equipment. It also demonstrates the Company’s ability to execute its financial strategy as previously discussed and is a key metric used by the Company to determine compensation. Free cash flow does not represent the Company’s cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that the Company has committed to such as debt service requirements and dividend payments. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

     Capital expenditures include $.2 million and $.4 million of capitalized interest for the three months ended March 31, 2005 and 2004, respectively.

     As of March 31, 2005, accounts receivable were $246.1 million, net of allowance for doubtful accounts of $17.2 million, resulting in days sales outstanding of approximately 33 (or 22 days net of deferred revenue).

STOCK REPURCHASE PROGRAM

     During the three months ended March 31, 2005, the Company paid approximately $189.1 million to repurchase 5.9 million shares of its common stock. At March 31, 2005, the Company was authorized to repurchase up to an additional $85.5 million under its existing stock repurchase program.

DIVIDENDS

     In January 2005, the Company paid a dividend of $18.1 million to shareholders of record as of January 3, 2005. As of March 31, 2005, the Company recorded a dividend payable of approximately $17.4 million to shareholders of record at the close of business on April 1, 2005, which has been paid. In April 2005, the Company’s Board of Directors declared a regular quarterly dividend of $.12 per share for shareholders of record on July 1, 2005, payable on July 15, 2005.

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REVENUE

     The following table reflects total revenue of the Company by revenue source for the three months ended March 31, 2005 and 2004 (in millions):

	Three months ended
	March 31,
	2005	2004

Collection:
Residential	$166.6	$157.1
Commercial	189.4	182.6
Industrial	136.9	129.5
Other	15.2	13.8

Total collection	508.1	483.0

Transfer and disposal	249.5	233.2
Less: Intercompany	(125.5)	(120.4)

Transfer and disposal, net	124.0	112.8
Other	45.1	41.5

Total revenue	$677.2	$637.3

     The following table reflects the Company’s revenue growth for the three months ended March 31, 2005 and 2004:

	Three months ended
	March 31,
	2005	2004

Core price	2.3%	2.3%
Fuel surcharges	.5	.1
Commodities	.2	.5

Total price	3.0	2.9

Core volume	2.4	3.5
Non-core volume	—	(.2)

Total volume	2.4	3.3

Total internal growth	5.4	6.2

Acquisitions	.9	1.0

Total revenue growth	6.3%	7.2%

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